SCHEDULE A

AdvisorShares Trust

Distribution Fees

Funds

WCM/BNY Mellon Focused Growth ADR ETF

Accuvest Global Long Short ETF (formerly, Mars Hill Global Relative Value ETF)

Peritus High Yield ETF

Ranger Equity Bear ETF (formerly, Active Bear ETF)

Cambria Global Tactical ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Meidell Tactical Advantage ETF

TrimTabs Float Shrink ETF

Rockledge SectorSAM ETF

Accuvest Global Opportunities ETF

Global Echo ETF

STAR Global Buy-Write ETF

QAM Equity Hedge ETF

AdvisorShares Global Alpha & Beta ETF

Pring Turner Business Cycle ETF

Newfleet Multi-Sector Income ETF

International Gold ETF

Gartman Gold/Euro ETF

Gartman Gold/Yen ETF

Gartman Gold/British Pound ETF

Recon Capital Alternative Income ETF

Distribution Fees

Distribution Services…………………………….twenty-five basis points (.25%)

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.